Ex-99.p.3

CODE OF ETHICS
Lincoln Financial Distributors, Inc.

CREDO

It is the duty of all Lincoln Financial Distributors, Inc. (“LFD”) employees, officers, and directors to conduct themselves with integrity and at all times. In the interest of this Credo, all personal transactions will be conducted consistent with this Code of Ethics (“Code”) and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. The fundamental standard of this Code is that personnel should not take any inappropriate advantage of their position.

A purpose of this Code, among others, is to comply, to the extent applicable to LFD in its various roles, with Rule 17j-1 under the Investment Company Act of 1940 (the “Act”). Except as provided in this Code, all reports of securities transactions and any other information filed with a party to whom such a report or provision of information is required shall be treated as confidential.

Standards of Conduct and Compliance with Laws

Pursuant to Rule 204A-1 under the Advisers Act and pursuant to Rule 17j-1 under the Act it is unlawful for any investment adviser or principal underwriter, including any LFD employees, officers, directors or partners, thereof, to:

1.	Employ any device, scheme or artifice to defraud the Delaware Investments Family of Funds, the Optimum Funds or the Lincoln Variable Insurance Products Trust or any other Investment Company, as that term is defined in the Investment Company Act of 1940, as amended, (herein, generally, the “Fund” or “Funds”) or;
2.	Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;
3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or
4.	Engage in any manipulative practice.

Prohibited Activities

The following restrictions apply to LFD employees, officers, directors and partners:

■	Insider Trading

Insider trading is a prohibited practice of trading in securities based on material nonpublic information. All LFD employees, officers, directors are prohibited from trading, either personally or on behalf of others (including family), on material nonpublic information or from communicating material nonpublic information to others. These individuals are also prohibited from giving advice based on inside information.

■	Use of Unapproved Advertisements and Sales Materials
All advertisements and sales materials which will be used with a prospect or client of the financial intermediaries must be approved by Compliance prior to use.

■	Mutual Fund Late Trading and Market Timing Abuses
  Late trading is illegal under SEC Rules because late trading would permit a purchase or redemption order received after 4:00 p.m. to receive the share price calculated as of 4:00 p.m. that same day.

  Market timing, while not illegal, harms fund investors; therefore, market timing is strongly discouraged. If the Funds have rules restricting market timing, those rules must be strictly followed and enforced by LFD.

  The Board of Trustees/Directors of the Funds (“the Boards”) have adopted policies and procedures designed to detect, deter and prevent trading activity detrimental to the Funds and their shareholders, such as market timing. With respect to those Funds which discourage market timing, purchase orders by shareholders identified as market timers may be rejected. All mutual funds (as defined by the Act) that advised or sub-advised by Delaware Investments, Inc. are subject to the 60-day holding period before selling shares of the Funds at a profit. Note: Closing positions at a loss is not prohibited.

  All LFD employees, officers, directors and partners are prohibited from engaging in selective sharing or disclosure of any Fund portfolio holdings information in a manner inconsistent with the written policy regarding the dissemination of portfolio holdings information for the Delaware Investments Family of Funds or the written policies of any Funds having constraints.

  All LFD employees, officers, directors and partners are prohibited from using Fund information for their own personal gain or for any clients of the firm.

  Any LFD employees, officers, directors or partners who own any Funds must hold them in-house directly with Delaware Investments, Inc.
■	Selling Away
A registered representative must obtain written approval from LFD Compliance prior to participating in any private securities transaction; such activity may result in selling away which is prohibited. A private securities transaction is any securities transaction that is executed outside, or away from the supervision of LFD. The definition includes money-raising activities, offerings involving a limited number of purchases or sales, issuing promissory notes, purchase of private placement and multi-level marketing programs.

■	Purchase of Initial Public Offerings
All LFD employees, officers, directors, partners or any other person who receives material support from such employee, officer, director or partner are prohibited from purchasing Initial Public Offerings.

■	Engage In Prohibited Sales and Marketing Practices

Certain sales practices are specifically prohibited by various Federal and State laws, and the NAIC Model Unfair Trade Practices Act, which has been adopted by many states. Among such prohibited sales practices are:

	■	Churning
	■	Twisting
	■	Switching
	■	Arranging for credit
	■	Bashing
	■	Deceptive Practices
	■	Fraud
	■	High Pressure Tactics
	■	Rebating
	■	Unfair Trade Practices
A comprehensive list of policies and procedures are included in the LFD Compliance Manual.

■	Sanctions for Violations of Prohibited Activities
Engaging in any of the Prohibited Activities may subject an individual to sanction including a fine, suspension or termination.

Protection of Lincoln Client Nonpublic Information

LFD only allows access to Lincoln client non-public information to those individuals who need to know it in order to provide products or services, or perform services on LFD’s behalf. Individuals who have access to Lincoln client non-public information must keep such information strictly confidential. Officers, directors, registered principals and registered representatives of LFD and any associated persons, as defined below, must prevent disclosure of client nonpublic information to individuals who do not need the information to perform their duties.

Required Reports

The following reports are required to be made by all LFD associated persons. “Associated persons” include any employees, officers, directors and partners of LFD.

■

At employment or engagement, disclose outside brokerage accounts, together with the holdings therein, in which they have a direct or beneficial ownership and thereafter disclose any new outside such brokerage accounts and holdings in which they have a direct or beneficial ownership interest.

■	Direct their brokers to supply to LFD Compliance, on a timely basis, duplicate copies of all confirmations and statements for all securities accounts.
■	Annually certify that they have read the Code of Ethics and any amendments, and fully comply with this Code of Ethics.

Records of the above disclosures shall be deemed to be “reports” and all disclosures shall be made and reported in a manner consistent with the requirements of Rule 17j-1.

Reporting Violations

The supervisory principals and managers shall report to the LFD Chief Compliance Officer (the “CCO”) any apparent violations of the prohibitions or reporting requirements contained in this Code of Ethics. The CCO will review the reports made and determine whether or not the Code of Ethics has been violated and shall determine what sanctions, if any, should be imposed in addition to any that may already have been imposed.

The CCO will advise the Boards of any issues arising under the Code of Ethics, including, but not limited to, information about material violations of the Code of Ethics and sanctions imposed in response to the material violations.

Recordkeeping

LFD must keep copies of:

■	LFD’s Code of Ethics
■	Records of violations of the Code and actions taken as a result of the violations
■	Records acknowledging all associated persons’ written acknowledgment of LFD’s Code of Ethics
■	A list of all LFD associated persons who are, or within the previous five year period have been, required to make reports to LFD pursuant to the Required Reports section above.of all reports provided by all LFD associated persons